EMPLOYMENT AGREEMENT

THIS   EMPLOYMENT AGREEMENT ("Agreement") is  made   and  entered
into this 13th day of April, 1998, by and between John Koonce (the "Employee") and Executive TeleCard, Ltd., a Delaware corporation (the "Company").
WHEREAS, the Company wishes to engage the Employee as a consultant, and the Employee has agreed to serve as a consultant, in accordance with the terms and conditions set forth herein.

1.   SCOPE OF SERVICES; LOCATION OF SERVICES
The Employee shall serve as principal financial advisor to the Company and, in such capacity, shall provide his services to the Company, for eight working days of his time per month, in the development and implementation of a plan to finance the growth of the Company (the "Financing Plan"), where the Financing Plan is to be proposed by the Chief Executive Officer of the Company (the "CEO") to the Board of Directors of the Company (the "Board") and approved by the Board, as well as to assist with other financial matters relating to the Company reasonably requested by the CEO (the "Services"). In connection with the performance of the Services, the Employee shall report to the CEO. During the term of this Agreement, the Executive shall perform the Services at the Company's various offices (particularly at its principal office in Denver, Colorado).

2.   COMPENSATION
a. The Company shall pay the Employee for the Services at a rate of $8,000 per month (the "Monthly Fee") for working eight days per month. If agreed between the Employee and the CEO that the Employee will work for less than eight days per month, the Company shall pay him a Monthly Fee that has been reduced on a pro rata basis as determined by the CEO. The Monthly Fee is payable biweekly in accordance with the normal periodic pay period commencing April 13, 1998. The Company shall reimburse the Employee for reasonable out-of-pocket expenses in accordance with the Company's normal reimbursement policies for employee and consultant expenses.

b. The Employee shall be eligible to receive a bonus at the end of the one year period commencing on the date hereof of up to $100,000 (the "Bonus"). The Bonus shall be based on the achievement of certain financial performance targets, to be determined by the CEO and the Board of Directors of the Company and to be expressed in gross revenues and EBITDA (earnings before interest, taxes, depreciation and amortization) (the "Performance Targets"), and on the achievement of the goals of the Financing Plan. The Bonus shall be payable as follows:
           (i) If the Company meets one hundred percent (100%) or more of the Performance Targets, the Employee shall receive fifty percent (50%) of the Bonus.
           (ii)If the Company meets at least seventy (70%) but less than one hundred percent (100%) of the Performance Targets (and therefore does not receive the 50% specified in clause (i) (above), the Employee shall receive twenty-five percent (25%) of the Bonus.
           (iii) If the Company achieves the goals of the Financing Plan, the Employee shall receive fifty percent (50%) of the Bonus.

Additionally, in the event the Company outperforms the goals of the Financing Plan, the Employee shall be eligible to receive an additional bonus to be determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion. The bonus earned by the Employee, if any, pursuant to this
Section 3(b) shall be payable on the 30th day following the one year anniversary of the date hereof and shall be payable in a single lump sum.

4.  STOCK OPTIONS
In consideration of the Employee's acceptance of service hereunder, the Employee shall be granted options to purchase an aggregate of 75,000 shares of the Company's common stock, at an exercise price to be equal to the closing price of the Company's common stock as listed on The Nasdaq National Market on April 13, 1998 (the "Grant Date"), such option to vest upon (1) the first anniversary of the Grant Date and (ii) meeting the goals of the Financing Plan through March 1999, and such option to be subject to the terms and conditions of the Company's 1995 Director Stock Option and Appreciation Rights Plan and on terms to be set forth in one of the Company's standard forms of stock option agreement to be entered into between the Company and the Executive.
The term of such option shall be five years from the Grant Date.

5.  BENEFITS
In addition to the benefits noted below, the Employee shall be entitled to participate, on the same basis as executive employees of the Company, in any stock option, stock purchase, pension, thrift, profit-sharing, group life insurance, medical coverage, education, or other retirement or employee pension or welfare plan or benefits that the Company has adopted or may adopt for the benefit of its employees. The Employee shall be entitled to participate in any fringe benefits which are now or may be or become applicable to the Company's executive employees generally.

Such employee benefits presently include the following: Medical coverage, including health, dental and vision insurance, commences at the beginning of the month following 30 days from the date on which the Employee commences service with the Company, and the Employee is responsible for 25% of the expense of the Employee's medical coverage, with the Company responsible for the remaining 75%. The Employee is eligible to participate in the Company's 125 Flexible Spending Plan at the beginning of the month following 30 days of service. The Employee's life insurance is equal to two (2) times the Base Salary.

The Employee is eligible to contribute to the Company's 401k Plan. Upon commencing service with the Company, the
Employee is eligible to immediately roll over any of Employee's preexisting 401k Plan holdings.
Additionally, if the  Employee  shall  become disabled or
incapacitated to the extent that the Employee is unable to perform the Employee's duties and responsibilities hereunder, the Employee shall be entitled to receive disability benefits of the type provided for executive employees of the Company.

6.   INVENTIONS AGREEMENT
The  Employee  shall  execute the Company's standard  Proprietary
Information and Inventions Agreement (the "Inventions Agreement"), which Inventions Agreement is incorporated herein by reference; provided, however, that where this Agreement and the Inventions Agreement provide terms, remedies and restrictions which differ, the terms, remedies and restrictions most beneficial to the Company shall apply.

7.   RESTRICTIVE COVENANTS
a. During Employee's service under this Agreement and for a period of six months after termination of such service other than a termination by the Company without cause, the Employee shall not at any time (i) compete on his own behalf or on behalf of any other person or entity, with the Company or any of its affiliates within all territories in which the Company does business with respect to the business of the Company or any of its affiliates as such business shall be conducted on the date hereof or during the service of the Employee under this Agreement; (ii) solicit or induce, on his own behalf or on behalf of any other person or entity, any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates; or
(iii) solicit or induce, on his own behalf or on behalf of any other person or entity, any customer of the Company or any of its affiliates to reduce its business with the Company or any of its affiliates.

b. The Employee shall not at any time during or subsequent
to his service by the Company, on his own behalf or on behalf of any other person or entity, disclose any proprietary information of the Company or any of its affiliates to any other person or entity other than on behalf of the Company or in conducting its business, and the Employee shall not use any such proprietary information for his own personal advantage or make such proprietary information available to others for use, unless such information shall have come into the public domain other than through unauthorized disclosure.

c. The Employee shall not, during the term of this Agreement, have any other paid employment (other than with a subsidiary of the Company) that is inconsistent with this Agreement or that interferes with the Employee's ability to perform his duties and responsibilities hereunder.

d. The ownership by the Employee of not more than 5% of a corporation, partnership or other enterprise shall not constitute a violation hereof.

e. If any portion of this Section 7 is found by a court of competent jurisdiction to be invalid or unenforceable, but would be valid and enforceable if modified, this Section 7 shall apply with such modifications necessary to make this Section 7 valid and enforceable. Any portion of this Section 7 not required to be so modified shall remain in full force and effect and not be affected thereby. The Employee agrees that the Company shall have the right of specific performance in the event of a breach by the Employee of this Section 7.

8.   TERM AND TERMINATION
a.    Services are to provided under this Agreement through March
31, 1999, unless sooner terminated in accordance with the provisions set forth below or extended by written agreement of the parties.

b.   Either   party   may  terminate  this  Agreement   at    its
convenience upon twenty (20) days written notice to the other party.

c. Either party may terminate this Agreement in the event that the other party fails to perform any material covenant or otherwise breaches any material term of this Agreement (i)
immediately upon written notice to the other party if the nonperformance or breach is incapable of cure, or (ii) upon the expiration of twenty (20) days after such notice is the nonperformance or breach is capable of cure and has not been cured. Upon any termination pursuant to this paragraph, the non breaching party shall have all remedies provided by law.

d. The Employee's engagement under this Agreement shall terminate immediately upon the occurrence of any of the following: (i) death, (ii) disability which precludes his performance of the Services or (iii) willful misconduct injurious to the material business interests of the Company.

e. The parties' respective rights and obligations under Sections 6 and 7 shall survive the termination or expiration of this Agreement.

9.   MISCELLANEOUS
a. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings, oral or written. This Agreement may be modified only by an instrument in writing duly executed by both parties.

b. Assignment. This Agreement and the rights and obligations hereunder shall not be assigned or otherwise transferred by either party without the prior written consent of the other party, and any purported assignment or other transfer without such consent shall be void and of no force or effect.

c. Notices. All notices required or permitted hereunder shall be in writing and shall be sent by nationally recognized overnight courier service, telecopy or by registered or certified mail, return receipt requested, as follows: if to the Employee, to: John Koonce, 11416 Empire Lane, Rockville,MD 20852 Telephone
No.: (301) 881-2352

if to the Company, to:
Executive TeleCard, Ltd., 1720 S. Bellaire Street, 10th Floor
Denver,  Colorado 80222 Facsimile No.: (303) 782-9610  Attention:
CEO

or to such other address as such party shall have designated by notice hereunder. Unless otherwise specified, notices shall be deemed given when the return receipt is received.

d. Waiver. Any waiver of any right or default hereunder shall be effective only in the instance given and shall not operate as or imply a waiver of any similar right or default on any subsequent occasion.

e. Severability. No determination by a court of competent jurisdiction that any term or provision of this Agreement is invalid or otherwise unenforceable shall operate to invalidate or render unenforceable any other term or provision of this Agreement and all remaining provisions shall be enforced in accordance with their terms.

f. Governing Law. This Agreement shall be governed by the substantive laws of the State of Colorado. Each party irrevocably consents to the personal jurisdiction of, and venue in, the state and federal courts within the State of Colorado.

g. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Employee has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer as of the date first set forth above.

JOHN KOONCE
By:

EXECUTIVE TELECARD, LTD.
By:
Chairman and Chief Executive Officer